Exhibit 10.7

AGREEMENT REGARDING ENVIRONMENTAL MATTERS

        THIS AGREEMENT REGARDING ENVIRONMENTAL MATTERS (this “Agreement”) is entered into as of the 11th day of November, 2003 (the “Effective Date”), by and between THE KELLER MANUFACTURING COMPANY, INC., an Indiana corporation (“Keller”), SIGN OF THE GOLDFISH, LLC, a Maryland limited liability company (“Sign of the Goldfish”), and STRUCTURAL SYSTEMS, INC., a Maryland corporation (“Structural Systems”).

W I T N E S S E T H:

        WHEREAS, Keller owns a parcel of real property located at 601 Germana Highway, Culpeper, Virginia, consisting of approximately sixty (60) acres improved by a building containing approximately 140,000 square feet formerly used by Keller to manufacture furniture (the “Property”); and

        WHEREAS, Keller and Structural Systems have entered into a Contract for Purchase and Sale of Real Estate dated April 16, 2003, as amended by a certain Amendment to Contract for Purchase of Real Estate dated as of August 14, 2003, as further amended by a certain Second Amendment to Contract for Purchase and Sale of Real Estate dated as of October 13, 2003, as further amended by a certain Third Amendment to Contract for Purchase and Sale of Real Estate dated as of October 15, 2003, as further amended by a certain Fourth Amendment to Contract for Purchase and Sale of Real Estate dated as of October 20, 2003 and as further amended by a certain Fifth Amendment to Contract for Purchase and Sale of Real Estate dated as of October 31, 2003 (collectively, the “Contract”), pursuant to which Structural Systems has agreed to acquire the Property, subject to the terms and conditions contained therein; and

        WHEREAS, in anticipation of acquiring the Property and pursuant to the terms of the Contract, Structural Systems and Keller have performed certain environmental investigations of the Property, which have revealed the presence in the soil and in the groundwater of certain Materials of Environmental Concern under the Environmental Laws, as these terms are more fully defined hereinafter; and

        WHEREAS, as part of the due diligence under the Contract, the following environmental studies have been performed:

        (a)        Phase I Environmental Site Assessment dated May 12, 2003 and prepared by Environmental Systems Service, Ltd.;

        (b)        Phase II Preliminary Investigation dated June 19, 2003 and prepared by Environmental Systems Service, Ltd.; and

        (c)        The Limited Phase II Site Assessment Report dated September 5, 2003 and prepared by ENSAT Corporation (collectively, with the Site Assessment and Preliminary Investigation described in subsections (a) and (b) above, the “Environmental Reports”); and

        WHEREAS, as of even date herewith, Structural Systems has assigned its right, title and interest in, to, and under the Contract to Sign of the Goldfish; and

        WHEREAS, Keller, Sign of the Goldfish, and Structural Systems desire to set forth in writing their mutual agreements regarding Materials of Environmental Concern with respect to the Property;

        NOW, THEREFORE, for and in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.        Recitals. The recitals set forth above shall be incorporated in and are part of this Agreement.

         2.        Definitions. For purposes of this Agreement, the following terms have the following meanings:

        (a)        “CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601, et seq., as amended and in effect as of the Closing Date.

        (b)        “Environment” shall have the meaning assigned to that term under CERCLA.

        (c)        “Environmental Law” means any United States or foreign federal, state (including the Commonwealth of Virginia) or municipal statute, rule or regulation, as in effect as of the Closing Date, relating to the Environment, including, without limitation, CERCLA, the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §6901, et. seq., the Toxic Substance Control Act (“TSCA”), the Occupational Safety and Health Act of 1970, 29 U.S.C. §651, et seq., (“OSHA”), the Federal Clean Air Act and the Clean Water Act, and any other statute or regulation, as in effect on the Closing Date, pertaining to (i) treatment, storage, disposal, or generation of Materials of Environmental Concern (as defined below); (ii) air and water pollution; (iii) groundwater and soil contamination; (iv) the Release or threatened Release into the Environment of Materials of Environmental Concern, including without limitation emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; or (v) underground and other storage tanks or vessels. For purposes of Keller’s indemnification obligations under Section 4 below with respect to Materials of Environmental Concern that may be located upon the Property, “Environmental Laws” means only those Environmental Laws, in effect as of the Closing Date, relating to the use and operation of the Property for industrial purposes.

        (d)        “Governmental Entity” means any Federal Court or Court of any State (including the Commonwealth of Virginia), any administrative or governmental agency, Federal or state (such as the U.S. Environmental Protection Agency or the Commonwealth of Virginia Department of Environmental Quality), any executive or governmental officer of the United States or any state or Commonwealth (such as the President of the United States or the Governor of the Commonwealth of Virginia) or any arbitrator, magistrate, master or any other person or entity having the authority to enforce any Environmental Law.

        (e)         “Materials of Environmental Concern” means any hazardous material, hazardous waste or hazardous substance, toxic or radioactive material, pollutant or contaminant, as such terms are defined under any Environmental Law, and oil, petroleum and petroleum products, asbestos and polychlorinated bipheynols (PCBs).

        (f)         “Damages” means any and all debts, obligations and other liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses, costs of compliance, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses), and shall also include Response Costs (as defined below).

        (g)         “Mandatory Remediation Order” means a notice of responsibility, investigation, order, notice of violation or similar directive under Environmental Law issued by a Governmental Entity which establishes a binding legal obligation on the part of Structural Systems or Sign of the Goldfish to investigate, remediate or pay Damages on account of the presence on the Property of Materials of Environmental Concern.

        (h)         “Response Costs” means all costs of “response” as that term is defined in CERCLA.

        (i)         “Release” means a “release” within the meaning of CERCLA.

        3.        Remediation of Soils at Property. Sign of the Goldfish shall, on or before the date that is one hundred eighty (180) days from and after the Closing Date, cause Environmental Systems Service, Ltd. or another environmental consulting firm reasonably acceptable to Keller (the “Consultant”) to excavate and remove from the Property, and to dispose of, approximately 1,755 tons of soil that is in the location shown on the site diagram attached hereto as Exhibit A (the “Soil Work”). The extent of such soil removal performed as a part of the Soil Work shall be determined using a photo ionization detector (“PID”) during the excavation. Sign of the Goldfish shall cause the Soil Work to be completed in compliance with all applicable Environmental Laws. Upon completion of the Soil Work and the delivery to Keller of copies of paid invoices, disposal manifests and a brief summary from the Consultant of the performance of the Soil Work (including, without limitation, the PID readings and the results of any other sampling), Keller shall reimburse Sign of the Goldfish for its actual cost and expense in completing the Soil Work, up to a maximum amount of One Hundred Thousand Dollars and NO/100 ($100,000.00). Keller shall deposit the sum of One Hundred Thousand Dollars and NO/100 ($100,000.00) in escrow with Commercial Title Group, Inc. on the Effective Date, pursuant to an escrow agreement that is mutually acceptable to Keller, Sign of the Goldfish, Commercial Title Group, Inc. and Bank of America, N.A. which escrow agreement shall provide, among other things, for the manner and timing of disbursements of the funds held in escrow. Except as expressly set forth in this Section 3, Sign of the Goldfish and Structural Systems hereby acknowledge and agree that, notwithstanding anything in this Agreement or in the Contract to the contrary, Keller shall have no further liability for, and Sign of the Goldfish and Structural Systems hereby release Keller from and waive any claims against Keller with respect to any Damages that may be incurred or suffered by Sign of the Goldfish or Structural Systems relating to, any Materials of Environmental Concern to the extent Sign of the Goldfish and/or Structural Systems was aware of the Release of those Materials of Environmental Concern into the Environment as of the Closing Date (and whether or not those Materials of Environmental Concern are disclosed in the Environmental Reports) at levels that require investigation or remediation under applicable Environmental Laws. Sign of the Goldfish shall indemnify Keller for, and hold Keller harmless against, any Damages incurred or suffered by Keller arising out of or resulting from the transportation, treatment or disposal of the soil excavated as a part of the Soil Work. By its signature below, Structural Systems hereby guarantees performance by Sign of the Goldfish of its obligations under this Section 3.

        4.        Environmental Indemnification by Keller. Subject to the limitations set forth in this Section 4, Keller shall indemnify Sign of the Goldfish for, and hold Sign of the Goldfish harmless against, any Damages incurred or suffered by Sign of the Goldfish (a) to comply with any remediation obligations with respect to the Property that are required by Environmental Law and are set forth in any Mandatory Remediation Order issued by any Governmental Authority in order to address Materials of Environmental Concern which were in, on or under the Property on or prior to the Closing Date; or (b) as a result of any breach of the representations and warranties of Keller set forth in Section 13(l) of the Contract. However, Keller shall only be obligated to indemnify and hold harmless Sign of the Goldfish, pursuant to the preceding sentence, to the extent Sign of the Goldfish’s Damages from the matters described in subsections (a) and (b) above exceed One Hundred Thousand Dollars and NO/100 ($100,000.00), and Keller shall have no obligation to indemnify or hold harmless Sign of the Goldfish for any such Damages less than One Hundred Thousand Dollars ($100,000.00). In addition, Keller’s maximum liability under this Section 4 shall not exceed, in the aggregate, the sum of Five Hundred Thousand Dollars and NO/100 ($500,000.00). Furthermore, Keller shall have no obligation to indemnify or hold harmless Sign of the Goldfish pursuant to this Section 4 with respect to any Damages relating to Materials of Environmental Concern affecting the Property to the extent Sign of the Goldfish and/or Structural Systems was aware of the Release of those Materials of Environmental Concern into the Environment as of the Closing Date (and whether or not those Materials of Environmental Concern were disclosed in the Environmental Reports) at levels that require investigation or remediation under applicable Environmental Laws. Structural Systems and Sign of the Goldfish each hereby represents and warrants to Keller that they are not aware of any Materials of Environmental Concern in, on or under the Property, except as disclosed in the Environmental Reports. Keller’s obligations under this Section 4 shall terminate on the date that is two (2) years from and after the Closing Date; provided, that this termination shall not apply to any valid claims, made in good faith by Sign of the Goldfish, pursuant to this Section 4 prior to the date that is two (2) years from and after the Closing Date.

        5.        Indemnification Procedure.

        (a)         Keller shall manage all actions for which Keller is providing indemnification to Sign of the Goldfish pursuant to Section 4 above; provided, however, that Sign of the Goldfish shall have the right to participate in all decisions regarding any such action, including reasonable access to sites where any such action is being conducted, reasonable access to all documents, correspondence, data, reports or information relating to the action, and reasonable access to employees and consultants of Keller with knowledge of relevant facts about the action, and the right (with reasonable prior written notice to Keller) to attend any and all meetings and participate in any telephone or other conferences with any Governmental Entity or other third party relating to the action. Keller shall at all times act as if all damages relating to the action were for its own account and shall act in good faith and with reasonable prudence to minimize damages therefrom. Keller, without the express consent of Sign of the Goldfish, shall also not agree to any injunction, penalty, fine, or action which implicates Sign of the Goldfish or materially impairs Sign of the Goldfish’s ability to use the Property.

        (b)          In making a claim for indemnification pursuant to this Agreement, Sign of the Goldfish shall give prompt written notice to Keller of the commencement of any action, suit or proceeding for which indemnification under this Agreement may be sought or, if earlier, upon the assertion of any claim, commencement of any inquiry or receipt of any notice for which indemnification under this Agreement may be sought; provided, however, that no delay on the part of Sign of the Goldfish in notifying Keller shall relieve Keller from any obligation hereunder unless (and then solely to the extent that) Keller is thereby materially prejudiced.

        (c)         Within 30 days after the delivery of such notice, Keller shall, in accordance with this Agreement, assume exclusive control of the defense and settlement of such action, suit, proceeding, claim or inquiry. If Keller does not assume control of such defense and settlement, Sign of the Goldfish shall control such defense and settlement on the account of Keller, subject to the terms of this Agreement.

        (d)         Keller shall keep Sign of the Goldfish reasonably advised of the status of such action, suit, proceeding or claim and the defense thereof and shall provide Sign of the Goldfish reasonable notice and an opportunity to comment upon Keller’s plans for addressing such defense. Keller shall not agree to any settlement of any such action, suit, proceeding or claim without the prior written consent of Sign of the Goldfish, which consent shall not be unreasonably withheld, conditioned or delayed.

        (e)          The parties hereto shall reasonably cooperate with each other in connection with the prosecution, defense, settlement and performance of this Agreement. Without limiting the generality of the foregoing and upon Keller’s request, Sign of the Goldfish and/or Structural Systems, as applicable, shall (i) assign (to the extent assignable) to Keller, all existing contracts with independent consultants or advisors relating to such matters, and (ii) use commercially reasonable efforts to waive all professional conflicts and take other reasonable steps necessary to allow any counsel representing Keller with respect to such matters to represent Keller, and (iii) assign such documents, assign such rights and take such actions as Keller may reasonably request attendant to the defense of the indemnified matter.

        6.        Miscellaneous Provisions.

        (a)        Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns, including, without limitation those Trustees and their successors in trust, under that certain Deed of Trust, Assignment, Security Agreement and Financing Statement by Sign of the Goldfish, for the benefit of Bank of America, N.A., which encumbers or will encumber the Property. Keller may not assign its rights, interests, or obligations hereunder without the prior written approval of Sign of the Goldfish. Sign of the Goldfish may assign its rights under this Agreement to any person or entity who acquires the Property (including, without limitation the aforesaid Trustees under the Bank of America Deed of Trust), and shall provide prompt written notice of any such assignment to Keller. In the event of any foreclosure sale of the Property under the Bank of America Deed of Trust, all of the rights of Sign of the Goldfish hereunder shall be deemed automatically assigned to such purchaser at foreclosure, without any further action being required by the parties hereto. Structural Systems may not assign its rights, interests, or obligations hereunder without the prior written approval of Keller.

        (b)        Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile.

        (c)        Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered one business day after it is sent by (i) a reputable courier service guaranteeing delivery within one business day or (ii) telecopy, provided electronic confirmation of successful transmission is received by the sending Party and a confirmation copy is sent on the same day as the telecopy transmission by reputable courier service guaranteeing delivery within one business day, or (iii) by certified mail, return receipt requested and postage prepaid, in each case to the intended recipient as set forth below:

If to Keller:	David T. Richardson, CFO The Keller Manufacturing Company, Inc. 701 North Water Street Corydon, Indiana 41712 Phone: 812.738.2222 Fax: 812.738.7382

Copies to:	Sarah K. Funke, Esquire
Ice Miller
One American Square
Box 82001
Indianapolis, IN 46282-0002
Phone:317.236.2100
Fax: 317.236.2219

James A. Thornhill, Esquire
McGuire Woods LLP
One James Center
Richmond, Virginia  23219
Phone: 804.775.1163
Fax: 804.698.2191

If to Sign of the Goldfish: or to Structural Systems:	Mr. Bruce M. Gordon Structural Systems, Inc. 201 Poplar Avenue Thurmont, Maryland 21788 Phone: 301.271.7734 Fax: 301.271.3733

Copies to:	Paul DiPiazza, Esquire
3 Bethesda Metro Center
Suite 460
Bethesda, Maryland 20814-5330
(301) 986-1300
Fax: (301) 986-0332

Thomas E. Lynch, III, Esquire
Miles & Stockbridge P.C.
30 West Patrick Street, Suite 600
Frederick, Maryland 21701
(301) 662-5155
Fax: (301) 662-3647

        (d)        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Virginia.

        (e)        Amendments and Waivers. The parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        (f)         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        (g)         Dispute Resolution. In the event that any dispute should arise between the parties with respect to any matter covered by this Agreement or the interpretation of this Agreement, the parties shall make a good faith effort to resolve such dispute by mediation prior to commencing any legal action in a court with jurisdiction over such matter.

        (f)         Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party. Whenever the context may require, the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

[signatures begin on following page]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

THE KELLER MANUFACTURING COMPANY, INC.

BY:  /s/ David T. Richardson

NAME:  David T. Richardson

ITS:  CFO

SIGN OF THE GOLDFISH, LLC

BY:  /s/ Bruce M. Gordon

NAME:  Bruce M. Gordon

ITS:

STRUCTURAL SYSTEMS, INC.

BY:  /s/ Bruce M. Gordon

NAME:  Bruce M. Gordon

ITS: